EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION






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                                                    FILED # C 8239-85
                                                       APR 09 2002
                                                      IN THE OFFICE OF
                                                DEAN HELLER, SECRETARY OF STATE



                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                GOLDEN HOLE, INC.

The undersigned, being the President and Secretary of Golden Hole, Inc., a Nevada corporation (hereinafter referred to as the "Corporation"), having been authorized to execute these Restated Articles of Incorporation, hereby certify to the Secretary of State of the State of Nevada that:

FIRST: The Corporation desires to amend and restate its Articles of Incorporation as currently in effect as hereinafter provided.

SECOND: The provisions set forth in these Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto. These Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation, as amended to the date hereof.

THIRD: The Board of Directors duly adopted and declared the advisability of the Restated Articles of Incorporation.

FOURTH: Shareholders of the Corporation holding 9,458,707 of the 9,954,796 outstanding shares (95%) of the Corporation's common stock approved and adopted the amendments contained in the Restated Articles of Incorporation at a meeting duly held April 4, 2002.

FIFTH: The Articles of Incorporation of the Corporation, as amended and restated, are set forth on Exhibit A attached hereto.

SIXTH: The effective date of the amendments to the Articles of Incorporation is to be April 15, 2002.

Attest:


 /s/ CHARLES J. LONG, JR.                       /s/s JOSEPH GIORDANO, JR.
-----------------------------------           ----------------------------------
Charles J. Long, Jr., Secretary               Joseph Giordano, Jr., President




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                                    Exhibit A


                                    ARTICLE I
                                      NAME

         The name of this Corporation is IPEC Holdings Inc.


                                   ARTICLE II
                                     OFFICES

         Offices for the transaction of any business of the Corporation, and where meetings of the board of directors and of the shareholders may be held, may be established and maintained in any part of the State of Nevada, or in any other state, territory, or possession of the United States of America, or in any foreign country.


                                   ARTICLE III
                               PURPOSES AND POWERS

         The Corporation is organized to engage in any and all lawful acts and/or activities for which corporations may be organized under the laws of the State of Nevada.


                                   ARTICLE IV
                                    DIRECTORS

         The Directors are hereby granted the authority to do any act on behalf of the Corporation as may be allowed by law. Any action taken in good faith, shall be deemed appropriate and in each instance where the Nevada General Corporation Law provides that the Directors may act in certain instances where the Articles of Incorporation so authorize, such action by the Directors, shall be deemed to exist in these Articles and the authority granted by said Act shall be imputed hereto without the same specifically having been enumerated herein.

         The Board of Directors may consist of from one (1) to nine (9) directors, as determined, from time to time, by the then existing Board of Directors.




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                                    ARTICLE V
                            AUTHORIZED CAPITAL STOCK

         The total authorized capital stock of the Corporation is 100,000,000 shares of common stock, with a par value of $0.001 par value per share, and 25,000,000 shares of preferred stock, with a par value of $0.001 per share. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

         No cumulative voting, on any matter to which shareholders shall be entitled to vote, shall be allowed for any purpose.

         The authorized stock of this Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.


                                   ARTICLE VI
                                    EXISTENCE

         The Corporation shall have perpetual existence.


                                   ARTICLE VII
                                 INDEMNIFICATION

         The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.




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                                  ARTICLE VIII
                                COMMON DIRECTORS

         As  provided by Nevada  Revised Statutes 78.140,  without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents, or directors shall be deemed void or voidable solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article as though more fully set forth, and such Article shall be read and interpreted to provide the greatest latitude in its application.


                                   ARTICLE IX
                       LIABILITY OF DIRECTORS AND OFFICERS

         No Director, Officer, or Agent, to include counsel, shall be personally liable to the Corporation or its stockholders for monetary damages for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity. It shall be presumed that in accepting the position as an Officer, Director, Agent, or Counsel, said individual relied upon and acted in reliance upon the terms and protections provided for by this Article. Notwithstanding the foregoing sentences, a person specifically covered by this Article, shall be liable to the extent provided by applicable law, for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or for the payment of dividends in violation of NRS 78.300.


                                   ARTICLE IX
             ELECTION REGARDING NRS 78.378-78.3793 AND 78.411-78.444

         This Corporation shall NOT be governed by nor shall the provisions of NRS 78.378 through and including 78.3793 and NRS 78.411 through and including
78.444 in any way whatsoever affect the management, operation or be applied in this Corporation.



Attest:


/s/ CHARLES J. LONG, JR.                     /s/ JOSEPH GIORDANO, JR.
-----------------------------------         ------------------------------------
Charles J. Long, Jr., Secretary             Joseph Giordano, Jr., President



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